EXHIBIT 10.43


                              TPC-5 CABLE NETWORK
                       INDEFEASIBLE RIGHT OF USE AGREEMENT
                                    BETWEEN
                                KDD CORPORATION
                                      AND
                   STARTEC GLOBAL COMMUNICATIONS CORPORATION


THIS AGREEMENT, made and entered into the last day of December, 1998, by and between KDD Corporation, a corporation organized and existing under the laws of Japan and having its principal office at No.3-2, Nishi-Shinjuku 2-Chorric, Shinjuku-ku, in the city of Tokyo 163-8003, Japan (hereinafter referred to as "KDD" which expression shall include its successors and assigns) and Startec Global Communications Corporation, a corporation organized and existing under the laws of State of Maryland and having its principal office at 10411 Motor City Drive, Bethesda MD 20817, United States of America (hereinafter referred to as "Startec" which expression shall include its successors and assigns) and;


WITNESSETH:

WHEREAS, pursuant to an agreement entitled "TPC-5 Cable Network Construction and Maintenance Agreement" dated October 29. 1992 and "TPC-5 Cable Network Amendatory Agreement No.1" dated May 16. 199, "TPC-5 Cable Network Amendatory Agreement No.2" dated October 31, 1995, "TPC-5 Cable Network Amendatory Agreement No-3" dated June 17, 1996, "TPC-5 Cable Network Amendatory Agreement No.4" dated December 3, 1996, (hereinafter collectively referred to as the "C&MA" inclusive of any future Amendatory Agreements), KDD and other signatories thereto agreed, on the terms and conditions contained therein, to provide, construct, maintain and operate a submarine cable network linking North America and Japan, known as the "TPC-5 Cable Network" (hereinafter referred to as the "TPC-5 CN"); and

WHEREAS, referring the C&MA, hereinafter the Path between the Nodes of Japan - U.S. Mainland shall be referred to as the "JA-US Path", which shall consist of Segment A, Segment B, Segment C, Segment D, Segment E, Segment F, Segment G, Segment H, Segment I, Segment, J, Segment T1 and Segment T2; and


WHEREAS, pursuant to the current C&MA, the TPC-5 CN consisting of two fiber pairs,


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one Service Fiber Pair and one  Restoration  Fiber Pair, each providing 64 Basic
System  Modules has a total  design  capacity of four  thousand  and  thirty-two
(4032) Minimum Investment Units (hereinafter referred to as "MIUs"), each of which allows the use of 2.048 Mbits per second and an additional 420,571.43 bits per second required for multiplexing purposes, in each direction; and

WHEREAS, pursuant to the C&MA, KDD have been wholly assigned a certain number of MIUs in the number JA-US Path; and

WHEREAS, KDD, pursuant to the C&MA as wholly assigned MIUs of a Path Assignment shall be considered as consisting of two half-interests in a MIU assigned to one Party, may make half interests in the said MIUs available to other Parties to the C&MA or telecommunications entities not Parties to the C&MA; and

WHEREAS, Startec desires to use KDD's half interests, in a certain number of MIUs assigned to KDD in the JA-US Path; and

WHEREAS, KDD and Startec desire to define the terms and conditions under which the said interest in the JA-US Path will be granted to Startec:

NOW THEREFORE, KDD and Startec, in consideration of the natural covenants herein cxpressed, covenant and agree with each other as follows:


1. (a) KDD hereby grants to Startec on an indefeasible right of use (hereinafter referred to as "IRU") basis, one (1) half MIU wholly assigned to KDD in the JA-US Path owned by KDD. Actual route assignment for the granted IRU half interest(s) shall be subject to the C&MA.

     (b) The IRU half interest(s) shall he utilized by Startec in furnishing jointly with KDD communication services between points in the United States and points in Japan.

2. For the IRU half interest(s), Startec shall pay a lump sum amount of twenty million (20,000,000) Japanese Yen.

3. Even if any kind of adjustment in the portion of capital cost (excluding the


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incremental  cost on the relevant  cubic  stations)  incurrcd by KDD is made, as changes occur in the capital cost of the JA-US Path for any reason, including. but not limited to the replacement, addition or removal of property, or change in the capacity of the JA-US Path, no financial adjustment shall be made regarding the lump sum payment described in Clause 2.

4. For the IRU half interest(s), Startec shall also pay the following costs to KDD on the MIU proportionate share of the half intcrest(s) granted to Startec in the KDD's MIU in the JA-US Path at the time of such cost occurrence.

     (i) the operating and maintenance costs which KDD incurs and receives bills, on JA-US Path and the relevant cable stations,

     (ii) the costs associated with restoration incurred by KDD, if restoration is required by Startec on the granted half interest(s), in case of restoration not via self-healing function of the TPC-5 CN, including the bills of the terrestrial link charges in Japan, based on the certain terms and conditions established by KDD.

5. Even if any kind of increase or decrease on the design capacity of the TPC-5 CN beyond its initial capacity in the Service Fiber Pair should occur, no adjustment in the capacity of the IRU half interest(s) shall be made hereunder nor shall financial adjustment be made.

6. (a) KDD shall render bills due under this Agreement in Japanese yen. Startec shall make payments of such amounts in Japanese yen to the designated office of KDD within one (1) calendar month after the end of the calendar month in which such bill was rendered.

     (b) Regarding the operation  and  maintenance  costs  described in Clause 4
(i), KDD shall render bills quarterly to Startec. Regarding the costs associated with restoration, KDD shall render bills on cost occurrence.

     (c) All bills rendered by KDD hereunder may include financial charges computed at a rate equal to the lowest publicly announced prime rate or commercial lending rate, however described; for ninety (90)-day loans in the currency of Japan by the Industrial Bank of Japan, Limited. Tokvo; The Dai - Ichi Kangyo Bank, Limited, Tokyo; and The Bank of Tokyo-Mitsubishi, Limited, Tokyo, on the fifteenth (15th) day of the middle


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month of the  quarter in which the costs were  incurred by KDD from such date to the due date of the bills. If the fifteenth (15th) day of the month is not a business day, the interest rate prevailing, on the succeeding business day shall be used.

     (d) Bills not fully paid when due shall accrue late payment interest on the unpaid portion at the per annum simple interest rate equal to the lowest standard penalty interest rate of the Industrial Bank of Japan, Limited, Tokyo; The Dai - Ichi Kangyo Bank, Limited, Tokyo; and The Bank of Tokyo-Mitsubishi, Limited, Tokyo, applicable on the day following the date payment of the bill was due. In the event that applicable law does not allow the imposition of late payment interest at the rate provided in this sub-clause, interest rate shall be at the highest rate permitted by applicable law. The late payment interest shall accrue on a daily basis from and including the day following the day on which payment is due until payment is received by KDD.

7. KDD shall keep and maintain or caused to be kept and maintained such books, records, vouchers, and accounts as may be appropriate to support its billing under this Agreement as referred in Clause 2, 4 and 6, and shall at all reasonable times make them available for the inspection of Startec, for a period of not less than three (3) years from the date the applicable bill is rendered.

8. The half interest(s) granted to Startec hereunder shall be maintained or caused to be maintained by KDD in efficient working order in accordance with the C&MA.

9. The operation by Startec of the IRU half interest(s) granted to it hereunder and any equipment associated therewith shall be such as not to interfere with or impair service over any of the facilities comprising the TPC-5 CN; nor cause damage to plant; nor create hazards to the employees of any of the owners of the aforementioned facilities or the publc. Startec shall bear the costs of any additional protective apparatus reasonably required to be installed because of the use of such half interest(s) in MIUs by Startec, any lessee of Startec, or any customer or customers of Startec or of any such lessee.

10. Neither KDD nor Startec shall be liable to any other party for any loss or damage sustained by reason of any failure in or breakdown of facilities associated with the TPC-5 CN or any interruption or degradation of service, whatsoever shall be the cause of such failure, breakdown, interruption or degradation and however long it shall last.

11. This Agreement shall become effective on the day and year first above written


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and shall continue in effect for the duration of the C&MA,  subject to the right of either KDD or Startec to terminate this Agreement at the end of the initial period of the C&MA or at any time thereafter upon one (1) year's notice in writing to the other party. KDD shall give Startec prompt notice in writing of termination of the C&MA.

12. (a) This Agreement may be terminated forthwith by KDD and KDD shall reclaim the IRU half interest(s) granted hereunder if:

     (i) Startec fails to make any payment required by this Agreement on the day it is due or otherwise is in breach of this Agreement and fails to remedy such beach within thirty (30) days (except in case of emergency when KDD may specify in that notice such shorter period as may be reasonable) after receipt of a notice specifying the breach and requiring it to be remedied, or;

     (ii) Startec shall become insolvent or have a receiver, administrative receiver, or manager, appointed over the whole or any part of its assets or go into liquidation (whether compulsorily or voluntarily) otherwise than for the purpose of amalgamation or reconstruction or make any arrangement with its creditors or have any form of execution or distress levied upon its assets or cease to carry on business.

     (b) The rights and obligations of Startec under this Agreement shall terminate as of the date of reclamation, except the reclamation shall not relieve Startec of its obligation to make full payment of all amounts incurred under this Agreement up to and including the day of termination.

13. (a) In the event of lquidation of the JA-US Path or any portion thereof, by sale or other disposition, KDD shall share with Startec any net proceeds or costs of such liquidation, sale or disposition received or incurred by KDD. Startec's share of such proceeds or costs shall be proportionate as making the payments of the operation and maintenance costs, as referred in Clause 4.

     (b) Liquidation of the JA-US Path or any portion thereof, or termination of the CM&A shall not relieve Startec from any liability arising on account of claims made by third parties in respect of the JA-US Path or any part thereof and damages or compensation payable on account of such claims, or obligations which may arise in relation to the JA-US Path, due to any law, order or regulation made by any government


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or  supranational  legal  authority  pursuant to any  international  convention, treaty or agreement. Startec's share of any such liabilities or costs incurred or benefits accruing in satisfying such obligations shall he proportionate as referred in Sub-Clause 13(a).

14. KDD shall exercise its rights pertaining to the half interest(s) which are the subject of this Agrreement in a manner which will not diminish the IRU half interest(s) grantcd to Startec under this Agreement.

15. (a) KDD and Startec shall treat as confidential and shall not disclose to any third party nor use for any purpose other than the performance of this Agreement any information in this Agreement including, but not limited to, terms, conditions, prices, forms and format with regard to KDD and Startec, excluding;

     (i) what is allowed to disclose to any third parties with written approval of the other party;

     (ii) what is generally available to the public other than by reason of a breach of this Agreement; and

     (iii) what is subsequently acquired by KDD and/or Startec from a third party who is lawfully entitled to disclose.

     (b) Notwithstanding Sub-Clause 15 (a), KDD and/or Startec may disclose such information to its contractors or sub-contractors or to any of its respective employees or agents only in the case of necessity of such information for the purpose of enabling KDD and/or Startec to perform any of its obligations or to exercise any of its rights under this Agreement.

16. The relationship between KDD and Startec under this Agreement shall not be that of partners and nothing herein contained shall be deemed to constitute a partnership between them.

17. No license under patents is granted by KDD or shall be implied or arise by estoppel in Startec's favor in respect to any apparatus, svstem or method used by Startec in connection with the use of the IRU half interest(s).

18. Startec shall not, without the written consent of KDD, sell, assign, transfer or


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dispose of its rights or  obligations  under  this  Agreement  except to a legal successor of Startec.

19. (a) This Agreement contains the entire agreement between KDD and Startec relating to the subject matter of this Agreement and merges all prior discussions, agreements and understandings of written or oral express or implied between them.

     (b) Any oral attempt to modify and/or add to this Agreement not reduced to writing and signed by KDD and Startec and each successor and permitted assigns shall be totally without effect and will not be binding upon them.

20. For all purposes (e.g. billing and making payments) under this Agreement, the contacts and addresses of KDD and Startec respectively shall be confirmed as set forth in Attachment 1. KDD and Startec shall provide and receive the revised information to the other, whenever necessary, accompanied with this Agreement.

21. (a) All disputes, controversies, claims or differences which may arise between KDD and Startec hereto, out of or in relation to or in connection with this Agreement, KDD and Startec shall make every reasonable effort to resolve such disputes in reference with the C&MA.

     (b) In the event that such disputes shall not be resolved under the interpretation of the C&MA, this Agreement shall be governed by and construed in accordance with Japanese law.

     (c) The place of arbitration shall be Tokyo. Japan.

22. This Agreement shall be executed in two (2) counterparts in English, and each such counterpart when so executed and delivered shall be an original, and such counterparts shall together (as well as separately) constitute one and the same instrument.


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IN  WITNESS WHEREOF, KDD and Startec have severally subscribed these presents or caused them to be subscribed in their names and behalf by their respective representatives thereunto duly authorized.



KDD CORPORATION


By /s/ Y. Shimatani
  ----------------------------
Yoshiharu Shimatani
Director
Network Planning Department



STARTEC GLOBAL COMMUNICATIONS CORPORATION


By /s/
  ----------------------------



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